Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: July 27, 2021

Investors & Media:	Kedric Meredith	312.861.6034

JBT Corporation Reports Second Quarter 2021 Results
Capturing Robust Demand with Record Orders

Highlights:

◦Revenue of $476 million and earnings per share of $0.95, or $1.19 as adjusted, exceeded expectations
◦Record orders increased 68 percent year over year and 19 percent sequentially with an expanding backlog
◦Generated strong operating cash flow of $45 million and free cash flow of $35 million
◦Completed acquisition of Prevenio in early July
◦Adjusting full-year guidance to reflect robust commercial activity, increased cost pressures and supply chain disruptions

CHICAGO, July 27, 2021 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the second quarter of 2021.

"While macro pressures associated with material inflation, supply chain and logistics disruptions, and higher labor costs intensified in the second quarter, we outperformed our expectations in terms of revenue and earnings and generated record orders," said Brian Deck, President and Chief Executive Officer.

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted.

Second Quarter 2021

"FoodTech revenue exceeded our guidance largely due to better than expected shipments, while AeroTech margins outperformed due to a favorable mix with higher recurring revenue," said Matthew Meister, Executive Vice President and Chief Financial Officer.

Second quarter 2021 revenue of $475.5 million increased 16 percent year over year. Operating income was $47.3 million and net income was $30.5 million, declining 1 percent and 6 percent, respectively. Adjusted EBITDA of $70.1 million increased 2 percent year over year while adjusted EBITDA margin declined 190 basis points to 14.7 percent.

FoodTech revenue of $360.7 million increased 19 percent year over year, with foreign exchange translations accounting for 5 percentage points of the year-over-year growth. Operating profit was $51.5 million. Adjusted EBITDA of $68.7 million increased 6 percent year over year while adjusted EBITDA margin contracted 240 basis points to 19.0 percent.

AeroTech revenue of $114.8 million increased 6 percent year over year. Operating profit was $12.1 million. Adjusted EBITDA of $12.7 million increased 8 percent year over year while adjusted EBITDA margin increased 20 basis points to 11.1 percent.

Corporate expense expanded 59 percent year over year, with the absence of short-term cost savings in the year-ago period to address sudden, Covid-related disruptions. Interest expense declined 40 percent with lower debt levels and interest rates.

Diluted earnings per share from continuing operations was $0.95 for the second quarter of 2021 compared with $1.01 for the second quarter of 2020. Adjusted earnings per share were $1.19, compared with $1.09 in the year-ago period, including $0.14 per share from a deferred tax adjustment.

Second quarter 2021 record orders of $580.1 million expanded 51 percent at FoodTech with a 48 percent increase in the backlog. AeroTech orders and backlog increased 123 percent and 23 percent, respectively.

"At FoodTech, sustained demand from food processing customers serving the retail market was complemented by recovering activity on the foodservice side, as well as robust orders from our automated guided vehicle business." added Deck. "AeroTech orders continued to reflect healthy demand from infrastructure projects along with seasonally strong cargo loader and deicer demand."

JBT generated cash from operations of $45 million and free cash flow of $35 million in the second quarter of 2021. Liquidity at quarter end, which includes cash plus borrowing capacity, stood at $491 million with a bank leverage ratio of 2.0x net debt to EBITDA, as defined in the Company's credit agreement.

In the second quarter of 2021, JBT completed a convertible note offering providing net proceeds of $356 million. "The offering locks in a portion of JBT's capital at historically low interest rates while providing the Company with additional flexibility to execute on organic investments and acquisitions," added Meister.

Acquisition of Prevenio
In early July 2021, JBT completed the acquisition of Prevenio, a leading provider of innovative food safety solutions, primarily for the poultry industry. "We are extremely pleased with this acquisition that expands JBT's recurring revenue stream and enhances our ability to address critical food safety issues for customers," added Deck. Prevenio is expected to generate annualized run rate revenue of approximately $50 million by year-end 2021 with accretive EBITDA margins to FoodTech.

Outlook

We have revised our full-year 2021 guidance to reflect strong first-half results and order trends, partially offset by increased inflationary pressures and supply chain challenges," concluded Deck.

For full-year 2021, the Company raised revenue growth guidance to 14 - 16 percent at FoodTech, including 2 percent from foreign exchange translation and 2 percent from acquisitions. At the same time, margin guidance range was updated with projected operating margins of 14.0 - 14.75 percent and adjusted EBITDA margins in the 19.0 - 19.75 percent range.

At AeroTech, the Company narrowed its revenue growth guidance to 1 - 4 percent compared to 2020. Operating and adjusted EBITDA margin guidance remains unchanged at 10.75 - 11.25 percent and 12.0 - 12.5 percent, respectively.

All in, JBT expects total revenue expansion of 10 to 13 percent for the full year.

Corporate expense is expected to be approximately 2.7 percent of revenue. Interest expense for 2021 is forecasted at $9 million to $10 million and the tax rate is expected to be approximately 25 percent prior to a $4 million discrete item associated with a UK tax law change.

Based on these forecasts, earnings per diluted share guidance for full year 2021 is $4.15 - $4.35 on a GAAP basis and $4.60 - $4.80 on an adjusted basis.

Full-year, adjusted EBITDA is expected to be $280 million to $290 million.

For the third quarter of 2021, the Company expects revenue of $485 million to $505 million. At FoodTech, projected growth of 19 - 20 percent includes 3 - 4 percent from acquisitions. Year-over-year growth guidance for AeroTech is 15 - 16 percent.

The Company’s third quarter 2021 guidance for operating margins are 14 - 14.5 percent at FoodTech with adjusted EBITDA margins of 19 - 19.5 percent. For AeroTech, operating margins are forecasted at 11.25 - 11.75 percent with adjusted EBITDA margins of 12.25 - 12.75 percent.

Third quarter 2021 earnings guidance is $1.00 - $1.10 on a GAAP basis and $1.10 - $1.20 as adjusted.

Current issues, including the rate of vaccination and new variants of the COVID-19 virus, could result in a slower recovery than currently anticipated in the full-year 2021 outlook.

Second Quarter 2021 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Wednesday, July 28, 2021, to discuss second quarter results. Participants may access the conference call through Online Registration: http://www.directeventreg.com/registration/event/6067287. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website https://ir.jbtc.com/events-and-presentations/.
##

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to the expected impact of the COVID-19 pandemic on our business and our results of operations, our plans to mitigate the impact of the pandemic, our strategic plans, our restructuring plans and expected cost savings from those plans, our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: the duration of the COVID-19 pandemic and the effects of the pandemic on our ability to operate our business and facilities, on our customers, on our supply chains, on our cost of labor due to higher labor turnover and shortage of skilled labor and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions; effects of the U.K.’s exit from the E.U.; fluctuations in currency exchange rates; difficulty in implementing our business strategies; increases in energy or raw material prices, freight costs, and lack of availability of raw materials driven by supply chain delays and inflationary pressures; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war; termination or loss of major customer contracts and risks associated with fixed-price contracts; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. In addition, many of our risks and uncertainties are currently amplified by and will continue to be amplified by the COVID-19 pandemic. Given the highly fluid nature of the COVID-19 pandemic, it is not possible to predict all such risks and uncertainties. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenue	$475.5	$411.5	$893.3	$869.2
Cost of sales	325.6	281.3	610.2	596.0

Gross profit	149.9	130.2	283.1	273.2
Gross profit %	31.5%	31.6%	31.7%	31.4%

Selling, general and administrative expense	101.6	80.5	196.0	177.8
Restructuring expense	1.0	2.1	2.0	4.1

Operating income	47.3	47.6	85.1	91.3
Operating income %	9.9%	11.6%	9.5%	10.5%

Pension expense, other than service cost	—	1.0	—	2.0
Net interest expense	2.1	3.5	4.2	8.3
Income from continuing operations before income taxes	45.2	43.1	80.9	81.0
Provision for income taxes	14.7	10.6	23.4	19.5
Income from continuing operations	30.5	32.5	57.5	61.5
Net income	$30.5	$32.5	$57.5	$61.5

Basic earnings per share:
Income from continuing operations	$0.95	$1.02	$1.80	$1.92
Net income	$0.95	$1.02	$1.80	$1.92

Diluted earnings per share:
Income from continuing operations	$0.95	$1.01	$1.79	$1.92
Net income	$0.95	$1.01	$1.79	$1.92

Weighted average shares outstanding
Basic	32.0	32.0	32.0	31.9
Diluted	32.1	32.0	32.1	32.1

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Income from continuing operations as reported	$30.5	$32.5	$57.5	$61.5

Non-GAAP adjustments:
Restructuring expense	1.0	2.1	2.0	4.1
M&A related cost(1)	3.5	1.0	4.9	3.5
Impact on tax provision from Non-GAAP adjustments(2)	(1.1)	(0.7)	(1.7)	(1.8)
Impact on tax provision from remeasurement of deferred taxes from material tax rate changes	4.4	—	4.4	—
Adjusted income from continuing operations	$38.3	$34.9	$67.1	$67.3

Income from continuing operations as reported	$30.5	$32.5	$57.5	$61.5
Total shares and dilutive securities	32.1	32.0	32.1	32.1
Diluted earnings per share from continuing operations	$0.95	$1.01	$1.79	$1.92

Adjusted income from continuing operations	$38.3	$34.9	$67.1	$67.3
Total shares and dilutive securities	32.1	32.0	32.1	32.1
Adjusted diluted earnings per share from continuing operations	$1.19	$1.09	$2.09	$2.10

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Impact on income tax provision was calculated using our annual effective tax rate of 24.4% and 23.8% for the quarters ended June 30, 2021 and 2020, respectively.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income	$30.5	$32.5	$57.5	$61.5

Income from continuing operations as reported	30.5	32.5	57.5	61.5

Income tax provision	14.7	10.6	23.4	19.5
Interest expense, net	2.1	3.5	4.2	8.3
Depreciation and amortization	18.3	17.7	36.6	35.2

EBITDA	65.6	64.3	121.7	124.5

Restructuring expense	1.0	2.1	2.0	4.1
Pension expense, other than service cost	—	1.0	—	2.0
M&A related cost(1)	3.5	1.0	4.9	3.5

Adjusted EBITDA	$70.1	$68.4	$128.6	$134.1

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
JBT FoodTech	$360.7	$302.8	$672.5	$612.5
JBT AeroTech	114.8	108.7	220.8	256.7
Total revenue	$475.5	$411.5	$893.3	$869.2

Income before income taxes
Segment operating profit(1)(2):
JBT FoodTech	$51.5	$49.0	$93.0	$89.7
JBT FoodTech segment operating profit %	14.3%	16.2%	13.8%	14.6%

JBT AeroTech	12.1	10.3	22.0	28.8
JBT AeroTech segment operating profit %	10.5%	9.5%	10.0%	11.2%

Total segment operating profit	63.6	59.3	115.0	118.5
Total segment operating profit %	13.4%	14.4%	12.9%	13.6%

Corporate expense	15.3	9.6	27.9	23.1
Restructuring expense	1.0	2.1	2.0	4.1
Operating income	$47.3	$47.6	$85.1	$91.3
Operating income %	9.9%	11.6%	9.5%	10.5%

Other business segment information

	Three Months Ended June 30,		Six Months Ended June 30,
Inbound orders	2021	2020	2021	2020
JBT FoodTech	$397.6	$262.7	$783.3	$578.2
JBT AeroTech	182.5	81.9	282.9	236.5
Total inbound orders	$580.1	$344.6	$1,066.2	$814.7

			As of June 30,
			2021	2020
Order Backlog
JBT FoodTech			$531.5	$360.0
JBT AeroTech			348.6	283.1
Total order backlog			$880.1	$643.1

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure. The table above includes a reconciliation of total segment operating profit to operating income. We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations. It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended June 30, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$51.5	$12.1	$(16.3)	$47.3
Restructuring expense	—	—	1.0	1.0
M&A related cost(1)	0.3	—	3.2	3.5
Adjusted operating profit	51.8	12.1	(12.1)	51.8
Depreciation and amortization	16.9	0.6	0.8	18.3
Adjusted EBITDA	$68.7	$12.7	$(11.3)	$70.1

Total revenue	$360.7	$114.8	$—	$475.5
Operating profit %	14.3%	10.5%		9.9%
Adjusted operating profit %	14.4%	10.5%		10.9%
Adjusted EBITDA %	19.0%	11.1%		14.7%

	Six Months Ended June 30, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$93.0	$22.0	$(29.9)	$85.1
Restructuring expense	—	—	2.0	2.0
M&A related cost(1)	0.8	—	4.1	4.9
Adjusted operating profit	93.8	22.0	(23.8)	92.0
Depreciation and amortization	33.2	2.0	1.4	36.6
Adjusted EBITDA	$127.0	$24.0	$(22.4)	$128.6

Total revenue	$672.5	$220.8	$—	$893.3
Operating profit %	13.8%	10.0%		9.5%
Adjusted operating profit %	13.9%	10.0%		10.3%
Adjusted EBITDA %	18.9%	10.9%		14.4%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended June 30, 2020
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	49.0	10.3	(11.7)	47.6
Restructuring expense	—	—	2.1	2.1
M&A related cost(1)	0.3	—	0.7	1.0
Adjusted operating profit	49.3	10.3	(8.9)	50.7
Depreciation and amortization	15.6	1.5	0.6	17.7
Adjusted EBITDA	$64.9	$11.8	$(8.3)	$68.4

Total revenue	$302.8	$108.7	$—	$411.5
Operating profit %	16.2%	9.5%		11.6%
Adjusted operating profit %	16.3%	9.5%		12.3%
Adjusted EBITDA %	21.4%	10.9%		16.6%

	Six Months Ended June 30, 2020
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$89.7	$28.8	$(27.2)	$91.3
Restructuring expense	—	—	4.1	4.1
M&A related cost(1)	0.3	—	3.2	3.5
Adjusted operating profit	90.0	28.8	(19.9)	98.9
Depreciation and amortization	31.2	2.7	1.3	35.2
Adjusted EBITDA	$121.2	$31.5	$(18.6)	$134.1

Total revenue	$612.5	$256.7	$—	$869.2
Operating profit %	14.6%	11.2%		10.5%
Adjusted operating profit %	14.7%	11.2%		11.4%
Adjusted EBITDA %	19.8%	12.3%		15.4%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	June 30,	December 31,
	2021	2020

Cash and cash equivalents	$202.3	$47.5
Trade receivables, net of allowances	307.1	304.4
Inventories	204.1	197.3
Other current assets	64.6	66.9
Total current assets	778.1	616.1

Property, plant and equipment, net	267.8	268.0
Other assets	930.4	921.8
Total assets	$1,976.3	$1,805.9

Short-term debt and current portion of long-term debt	$0.6	$2.4
Accounts payable, trade and other	177.9	140.7
Advance and progress payments	144.9	137.5
Other current liabilities	155.5	176.9
Total current liabilities	478.9	457.5

Long-term debt, less current portion	641.1	522.5
Accrued pension and other post-retirement benefits, less current portion	88.8	94.1
Other liabilities	81.8	94.7

Common stock and additional paid-in capital	212.3	229.2
Retained earnings	678.9	627.8
Accumulated other comprehensive loss	(205.5)	(219.9)
Total stockholders equity	685.7	637.1
Total Liabilities and Stockholders Equity	$1,976.3	$1,805.9

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended June 30,
	2021	2020

Cash flows from operating activities:
Income from continuing operations	$57.5	$61.5

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	36.6	35.2
Other	6.5	6.2

Changes in operating assets and liabilities:
Trade accounts receivable, net	(2.8)	53.5
Inventories	(11.0)	2.6
Accounts payable, trade and other	37.6	(46.2)
Advance and progress payments	8.4	(3.5)
Other - assets and liabilities, net	(2.5)	(8.3)

Cash provided by continuing operating activities	130.3	101.0
Cash provided by operating activities	130.3	101.0

Cash flows from investing activities:
Acquisitions, net of cash acquired	(15.9)	(4.5)
Capital expenditures	(20.3)	(16.2)
Other	1.7	1.7

Cash required by investing activities	(34.5)	(19.0)

Cash flows from financing activities:
Net payments on credit facilities	(271.9)	(51.7)
Proceeds from issuance of 2026 convertible senior notes, net of issuance costs	392.2	—
Purchase of convertible bond hedge	(65.6)	—
Proceeds from sale of warrants	29.5	—
Dividends	(6.3)	(6.3)
Payment of acquisition date earnout liability	(16.1)	—
Other	(2.0)	(2.2)

Cash provided (required) by financing activities	59.8	(60.2)

Effect of foreign exchange rate changes on cash and cash equivalents	(0.8)	(3.3)

Increase in cash and cash equivalents	154.8	18.5

Cash and cash equivalents, beginning of period	47.5	39.5

Cash and cash equivalents, end of period	$202.3	$58.0

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Six Months Ended June 30,
	2021	2020

Cash provided by continuing operating activities	$130.3	$101.0
Less: capital expenditures	20.3	16.2
Plus: proceeds from sale of fixed assets	1.7	1.7
Plus: pension contributions	0.5	0.4
Free cash flow (FCF)	$112.2	$86.9

The above table reports Free cash flow, which is a non-GAAP financial measure. We use Free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For Free cash flow purposes we consider contributions to pension plans to more comparable to payment of debt, and therefore exclude these contributions from the calculation of Free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	June 30,	December 31,	June 30,	Change from	Change from
	2021	2020	2020	Prior Year-End	Prior Year
Total debt	$641.7	$524.9	$647.7	$116.8	$(6.0)

Cash and cash equivalents	(202.3)	(47.5)	(58.0)	(154.8)	(144.3)

Net debt	$439.4	$477.4	$589.7	$(38.0)	$(150.3)

JBT CORPORATION
BANK LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Four Quarters Ended
June 30, 2021
Total debt	$641.7
Cash and cash equivalents	(202.3)
Other items considered debt under the credit agreement	24.5
Consolidated total indebtedness(1)	$463.9

Last four quarters Adjusted EBITDA	$254.0
Other adjustments net to earnings under the credit agreement	(18.5)
Consolidated EBITDA(1)	$235.5

Bank leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	2.0

(1) As defined in the credit agreement

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED DILUTED
EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q3 2021	Full Year 2021

Diluted earnings per share from continuing operations	$1.00 - 1.10	$4.15 - 4.35

Non-GAAP adjustments:
Restructuring expense(1)	0.05	0.12
M&A related costs(2)	0.08	0.28

Impact on tax provision from Non-GAAP adjustments(3)	(0.03)	(0.09)
Impact on tax provision from remeasurement of deferred taxes from material tax rate changes	—	0.14

Adjusted diluted earnings per share from continuing operations	$1.10 - 1.20	$4.60 - 4.80

(1) Restructuring expense is estimated to be approximately $1-2 million and $3-4 million for the third quarter 2021 and full year 2021, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $2-3 million and $8-9 million for the third quarter 2021 and full year 2021, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) Impact on tax provision was calculated using the Company's effective tax rate of approximately 25%.